Exhibit 2.5

Enbridge Inc.

Consolidating Summary Financial Information – Credit Supporter Disclosure(1)

For the three months ended March 31, 2026 and 2025(2)

							Consolidating		Total Consolidated
(millions of	Corporation		Guarantors		Non-Guarantors		Adjustments(3)		Amounts
Canadian dollars)	Q1 2026	Q1 2025	Q1 2026	Q1 2025	Q1 2026	Q1 2025	Q1 2026	Q1 2025	Q1 2026	Q1 2025
Operating Revenue	—	—	—	—	22,357	18,502	—	—	22,357	18,502
Earnings/(loss)	1,778	2,364	1,081	570	3,102	3,113	(4,183)	(3,557)	1,778	2,490

As at March 31, 2026 and December 31, 2025(2)

							Consolidating		Total Consolidated
(millions of	Corporation		Guarantors		Non-Guarantors		Adjustments(3)		Amounts
Canadian dollars)	Q1 2026	YE 2025	Q1 2026	YE 2025	Q1 2026	YE 2025	Q1 2026	YE 2025	Q1 2026	YE 2025
Current assets	7,660	6,968	4,300	4,002	15,261	9,727	(8,362)	(7,502)	18,859	13,195
Non-current assets	154,843	149,678	36,966	35,693	265,775	260,541	(248,242)	(240,632)	209,342	205,280
Current liabilities	5,553	7,467	4,387	4,221	22,318	17,255	(8,947)	(7,939)	23,311	21,004
Non-current liabilities	92,255	87,270	14,804	14,222	118,597	116,757	(89,254)	(86,702)	136,402	131,547

Notes:

(1)  In the tables above, “Corporation” refers to Enbridge Inc, the legal entity, on an unconsolidated basis; “Guarantors” refers to Spectra Energy Partners, L.P. and Enbridge Energy Partners, L.P., the legal entities, on an unconsolidated basis; “Non-Guarantors” refers to other subsidiaries of Enbridge Inc. that are not Guarantors; and “Consolidating Adjustments” represents consolidating adjustments and eliminations required to consolidate the Corporation and its subsidiaries, including the Guarantors. For the purposes of the consolidating summary financial information, investments in subsidiaries are accounted for using the equity method.

(2)  The information in this table has been prepared in accordance with securities regulatory requirements and has not been audited or the subject of a review by the Corporation’s auditor.

(3)  This column includes the necessary amounts to eliminate the intercompany balances between the Corporation, the Guarantors and other subsidiaries to arrive at the information for the Corporation on a consolidated basis.